Exhibit 3.197

CERTIFICATE OF FORMATION

OF

DCT 350-370 RIVER RIDGE ROAD LLC

1.	The name of the limited liability company (the “LLC”) is DCT 350-370 River Ridge Road LLC.

2.	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, State of Delaware, County of New Castle, 19808. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 25th day of September, 2013.

By:	/s/ Marilyn Cartwright
Name:	Marilyn Cartwright
Authorized Person